Exhibit 2.3

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of November 17, 2008 (this “Limited Guarantee”), by Firoz Lalji (the “Guarantor”), in favor of Zones, Inc., a Washington corporation (the “Company”).

1.           Guarantee.  To induce the Company to enter into that certain First Amendment to the Agreement and Plan of Merger, dated as of the date hereof (as so amended, and as further amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and between the Company and Zones Acquisition Corp., a Washington corporation (“Zac”), the Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Company, on the terms and conditions set forth herein, the due and punctual performance and discharge of the payment obligations of Zac under Section 5.05(d) of the Merger Agreement (such obligations under the Merger Agreement, the “Obligations”); provided, however, that the maximum amount payable by the Guarantor under this Limited Guarantee shall not exceed $5,000,000, plus interest thereon from the date of demand, plus all attorneys’ fees, collection costs and enforcement expenses with respect thereto (such aggregate amount, the “Cap”), it being understood that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Cap, and that the Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein. The Company further acknowledges that in the event that Zac has any unsatisfied Obligations, payment of unsatisfied Obligations by the Guarantor (or by any other Person on behalf of the Guarantor), accompanied by a written transmittal document, received by the Company, advising that such payment is made under the Limited Guarantee for such purpose, shall constitute satisfaction of the Guarantor’s obligations to the extent of such payment. Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.

2.           Nature of Guarantee.  The Company shall not be obligated to file any claim relating to the Obligations in the event that Zac becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations (subject to the Cap) as if such payment had not been made. This Limited Guarantee is an unconditional guarantee of payment and not of collection.

3.           Changes in Obligations, Certain Waivers.  The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Zac for the amendment, modification, extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting any of the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Zac; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) any change in the corporate existence, structure or ownership of Zac; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Zac; (e) the existence of any claim, set-off or other right which the Guarantor may have at any time against Zac or the Company, whether in connection with the Obligations or otherwise; or (f) the adequacy of any other means the Company may have of obtaining payment related to the Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company. The Guarantor hereby waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than notice to Zac pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Zac, and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its subsidiaries or affiliates, defenses to the payment of the Obligations that are available to Zac under the Merger Agreement or breach by the Company of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby expressly and unconditionally waives any rights that it may now have or hereafter acquire against Zac that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Zac, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Zac, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the amounts payable under this Limited Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Company hereby agrees that to the extent Zac is relieved of any of Zac’s obligations with respect to the Obligations, the Guarantor shall be similarly relieved of its obligations under this Limited Guarantee; provided, that Guarantor shall not be relieved of its obligations under this Limited Guarantee as a result of any insolvency, bankruptcy, reorganization, or similar proceeding affecting Zac or as a result of any Company action taken directly or indirectly by Guarantor.

4.           No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Company shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5.           Representations and Warranties of the Guarantor. The Guarantor hereby represents and warrants that:

(a)          this Limited Guaranty has been duly and validly executed by the Guarantor;

(b)         assuming the due authorization, execution and delivery by the Company, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(c)          the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 of this Limited Guarantee.

6.           No Assignment. Neither the Guarantor nor the Company may assign or delegate their rights, interests or obligations hereunder to any other Person without the prior written consent of the other party hereto.

7.           Notices. Except for notices that are specifically required by the terms of this Limited Guarantee to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company to:

Special Committee of the Board of Directors
William Keiper
c/o Lane Powell PC
1420 Fifth Avenue, Suite 4100
Seattle, WA 98101
Facsimile: (206) 223-7107
Attention: Michael E. Morgan

with a copy (which shall not constitute notice) to:
DLA Piper US LLP
701 Fifth Avenue, Suite 7000
Seattle, WA 98104
Facsimile: (206) 494-1792
Attention: John Steel

with an additional copy (which shall not constitute notice) to:

Lane Powell PC
1420 Fifth Avenue, Suite 4100
Seattle, WA 98101
Facsimile: (206) 223-7107
Attention: Michael E. Morgan

if to the Guarantor to:

Firoz Lalji
1102 15th Street SW, Suite 102
Auburn, WA 98001-6509
Facsimile: (253) 205-3626

with a copy (which shall not constitute notice) to:

Kirkpatrick & Lockhart Preston Gates Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104-1158
Facsimile: (206) 623-7022
Attention: Gary J. Kocher

8.           Continuing Guarantee. This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the obligations payable under this Limited Guarantee have been paid in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (i) the Effective Time, (ii) satisfaction in full of the Obligations subject to the Cap, and (iii) 180 days after any termination of the Merger Agreement in accordance with its terms except as to any claim for payment of any Obligation or fulfillment of Guarantor’s obligations hereunder.  Nothing herein is intended to create any personal liability of the Guarantor with regard to this Guaranty, the Merger Agreement or the transactions contemplated thereby, or the Shareholder Voting and Support Agreement dated of even date herewith by and among the Company, the Guarantor and Najma Lalji (the “Support Agreement”) except as expressly provided herein or therein.

9.           No Recourse. Notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Merger Agreement or any document or instrument delivered in connection therewith, by its acceptance of the benefits of this Limited Guarantee, the Company covenants, agrees and acknowledges that no Person other than the Guarantor (both individually and his marital community) has any obligations hereunder and that the Company has no right of recovery under this Limited Guarantee, the Merger Agreement or any document or instrument delivered in connection therewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, any former, current or future director, officer, employee, agent, manager, shareholder, affiliate, controlling Person or assignee of the Guarantor or Zac or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, controlling Person or assignee of any of the foregoing (each, other than Guarantor, an “Affiliate”), through Zac or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Zac against the Guarantor or any Affiliate (including a claim to enforce the Equity Commitment Letters), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Law, or otherwise, except as set forth in the Merger Agreement, the Support Agreement or herein.  The Company further covenants, agrees and acknowledges that the only rights of recovery that the Company has in respect of the Merger Agreement or the transactions contemplated thereby are its rights to recover from Zac (but not any of its Affiliates) under and to the extent expressly provided in the Merger Agreement, remedies against the Guarantor and Najma Lalji under the Support Agreement, and rights to recover from the Guarantor under and to the extent expressly provided in this Limited Guarantee subject, in each case, to the limitations described therein and herein. The Company acknowledges and agrees that Zac has no assets other than cash in a de minimis amount and that no additional funds are expected to be contributed to Zac unless and until the Closing occurs. Recourse against the Guarantor under and pursuant to the terms of this Limited Guarantee shall be the sole and exclusive remedy of the Company and all of its Affiliates against the Guarantor and his Affiliates (except for Zac) with respect to the Obligations.

10.           Governing Law; Jurisdiction. This Limited Guarantee shall be governed by, and construed in accordance with, the laws of the State of Washington, without giving effect to the conflict of law principles that would require the application of the law of another jurisdiction. Each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Washington in the event any dispute arises out of this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee, and (b) agrees that it will not bring any action relating to this letter, the Agreement or the transactions contemplated by the Agreement in any court other than any state or federal court sitting in the State of Washington. Notwithstanding the foregoing, any judgment from any such court described above may be enforced by any party in any other court in any other jurisdiction.

11.         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE.

12.         Counterparts. This Limited Guarantee may be executed in any number of counterparts (including by facsimile or electronic transmission), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

13.         No Third Party Beneficiaries. Except as provided in Section 9, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

14.         Miscellaneous.

(a)         This Limited Guarantee contains the entire agreement between the parties relative to the subject matter hereof and supercedes all prior agreements and undertakings between the parties with respect to the subject matter hereof, including, but not limited to, the Limited Guarantee dated July 30, 2008 between Guarantor and the Company, which is terminated and of no further force or effect.  No modification or waiver of any provision hereof shall be enforceable unless approved by the Company and the Guarantor in writing.

(b)         Any term or provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the Cap, as provided in Section 1 hereof, and the provisions of Section 9 and this Section 15(b).

(c)         The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d)         The Guarantor will pay or reimburse the Company for all costs, expenses and attorneys’ fees paid or incurred by the Company in endeavoring to collect and enforce the Obligations and in enforcing this Guaranty, including, without limitation, fees and costs incurred in a bankruptcy proceeding.

(e)         Guarantor acknowledges that:  ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

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IN WITNESS WHEREOF, Guarantor and Company have executed, or caused to be executed by a duly authorized officer, as applicable, this Limited Guarantee as of the date first written above.

GUARANTOR:	COMPANY:
Zones, Inc.

/s/ Firoz Lalji	By:	/s/ William C. Keiper
Firoz Lalji	Its:	Chair, Special Committee of the Board of Directors of Zones, Inc.

SPOUSE’S CONSENT:

I acknowledge that I have read the foregoing Guarantee and understand and consent to the contents thereof.

/s/ Najma Lalji
Najma Lalji

 Limited Guarantee Signature Page